Exhibit 10.18

FIRST AMENDMENT TO MORTGAGE NOTE

THIS FIRST AMENDMENT TO MORTGAGE NOTE (this “Agreement”) is made as of October 24, 2024, by and between 165 TOWNSHIP LINE ROAD OWNER LLC, a Delaware limited liability company (“Borrower”), and WILMINGTON SAVINGS FUND SOCIETY, FSB, a federal savings bank (“Lender”), successor by merger to BENEFICIAL BANK.

BACKGROUND

A. Pursuant to a Construction Loan and Security Agreement dated October 20, 2017 as amended by a First Amendment dated January 31, 2020 (collectively, the “Loan Agreement”), Lender made two loans to Borrower in the aggregate principal amount of $9,225,000 (collectively, the “Loan”). A portion of the Loan in the principal amount of $8,558,000 (the “Acquisition Loan”) is evidenced by a Mortgage Note dated October 20, 2017 from Borrower in favor of Lender (the “Acquisition Note”).

B. The parties hereto desire to modify the Acquisition Note on the terms and conditions hereinafter set forth.

NOW, THEREFORE, intending to be legally bound hereby, and in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. All capitalized terms used herein without definition shall have the same meanings given to such terms in the Acquisition Note. In addition, the following terms shall have the following meanings as used herein and in the Acquisition Note:

“Adjustment Date Interest calculation basis Act/360” means interest shall be computed daily on an Actual/360 basis; that is, by applying the ratio of the Interest Rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal is outstanding, with no adjustment to period end dates.

“Board” means the Board of Governors of the Federal Reserve System.

“Business Day” means a day of the week other than a Saturday, Sunday or any day on which commercial banks in Wilmington, Delaware are authorized to be closed.

“Interest Period” means a period of one calendar month commencing on the first day of each calendar month, with the first Interest Period commencing October 1, 2024.

“Interest Rate” means for each Interest Period commencing with the Interest Period commencing October 1, 2024, a rate per annum equal to the Index, as determined on the Reference Day for such Interest Period, plus the Margin. Anything elsewhere contained in the Acquisition Note or this Agreement to the contrary notwithstanding, under no circumstances will the Interest Rate be more than the maximum rate of interest allowed by applicable law. Lender may select information sources or services in its sole discretion to ascertain the Index, pursuant to the terms of the Acquisition Note as modified hereby, and shall have no liability to Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

The Interest Rate is not necessarily the lowest rate charged by Lender on its loans, and Borrower understands that Lender may make loans with interest rates that are not based on SOFR as well. Borrower hereby acknowledges and understands that the Term SOFR reference rate is established, administered, and regulated by third parties, and its continuing existence and ongoing viability as a source and basis for establishing contractual interest rates is entirely outside of the control of Lender, and is based on expectations derived from the derivatives markets and dependent upon derivatives market liquidity. Lender does not warrant and shall not have any liability with respect to the continuation of, administration of, submission of, calculation of, or any other matter related to the Term SOFR reference rate, or any component definition thereof or rates referenced in the definition thereof. Borrower hereby waives any claims or defenses against Lender in connection with the foregoing.

“Index” means, initially, One-Month Term SOFR.

“Index Replacement Event” means the occurrence of one or more of the following events with respect to the then-current Index: (i) the then-current Index becomes generally unavailable or unascertainable; (ii) a public statement or publication of information by or on behalf of the administrator of such Index (or the published component used in the calculation thereof) that it has ceased or will cease to provide such Index permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Index; (iii) a public statement or publication of information by the regulatory supervisor for the administrator of such Index, an insolvency official with jurisdiction over the administrator for such Index, a resolution authority with jurisdiction over the administrator for such Index or a court or an entity with similar insolvency or resolution authority over the administrator for such Index, which states that the administrator of the Index has ceased or will cease to provide the Index permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Index; or (iv) the then-current Index does not accurately or fairly reflect the cost of making or maintaining the type of loan evidenced by the Acquisition Note as modified hereby. If an Index Replacement Event has occurred with respect to SOFR or any then-current Index, then Lender shall, in its sole discretion, select a substitute source and/or date for determining the Replacement Index, to be effective on the date designated by Lender in a writing to Borrower.

“Margin” means 225 basis points.

“One-Month Term SOFR Rate” means the greater of (i) zero or (ii) the one-month forward-looking term rate based on SOFR quoted by Lender from the Term SOFR Administrator’s Website (or other commercially available source providing such quotations as may be selected by Lender from time to time), which shall be that one-month Term SOFR rate published two U.S. Government Securities Business Days prior to the applicable Rate Adjustment Date (such day, the “Reference Day”), adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation; provided, however, that if the Term SOFR rate is not published on such U.S. Government Securities Business Day due to a holiday or other circumstance that the Lender deems in its sole discretion to be temporary, the applicable Term SOFR rate shall be the Term SOFR rate last published prior to such U.S. Government Securities Business Day. If the initial advance on any facility to which the One-Month Term SOFR Rate applies occurs other than on the Rate Adjustment Date, the initial One-Month Term SOFR Rate shall be that One-Month Term SOFR Rate in effect two U.S. Government Securities Business Days prior to the later of (a) the immediately preceding Rate Adjustment Date and (b) the closing date for such facility, which rate shall be in effect until the next Rate Adjustment Date; provided, however, that if the One-Month Term SOFR Rate is replacing a different rate index for an existing facility, and if such replacement becomes effective on a date other than the Rate Adjustment Date, the initial One-Month Term SOFR Rate hereunder shall be that One-Month Term SOFR Rate in effect two U.S. Government Securities Business Days prior to the effective date of such replacement, which rate shall be in effect until the next Rate Adjustment Date.

“Rate Adjustment Date” means the first (1st) day of each Interest Period, with the first Rate Adjustment Date being October 1, 2024.

“Replacement Index” means the substitute index that has been selected by Lender to be used in replacement of the then-current Index. In connection with the implementation of a Replacement Index, Lender will have the right to make any technical, administrative or operational changes that Lender determines are needed for the adoption and implementation of such Replacement Index and to permit the administration thereof by Lender in a manner consistent with the terms of this Agreement. Any changes or amendments implementing such conforming changes will become effective without any further action or consent of Borrower. At the time of implementation of a Replacement Index, Lender in its sole discretion shall have the right to decide as to whether an adjustment (which may be a positive or negative value) to the Margin is necessary or appropriate, considering any evolving or then-prevailing market practice for determining a spread adjustment, or method for calculating or determining such spread adjustment; and if Lender determines that an adjustment to the Margin is necessary or appropriate, then Lender shall have the right to do so; provided, however, that Lender shall make commercially reasonable efforts to cause the overall interest rate (after such adjustment) to be substantially equivalent to the overall interest rate before the use of the Replacement Index. Any designation of a Replacement Index and/or adjustment to the Margin will become effective without any action or consent of Borrower. However, Lender agrees to provide notice to Borrower of changes to the Index and/or adjustments to the Margin and will also provide Borrower with the then-current Index upon Borrower’s request.

“SOFR” means the secured overnight financing rate which is published by the Board or any committee convened by the Board and available at www.newyorkfed.org.

“Term SOFR” means the forward-looking rate for a one (1) month tenor based on SOFR and recommended by the Board.

“Term SOFR Administrator’s Website” means the website or any successor source for Term SOFR identified by CME Group Benchmark Administration Ltd. (or a successor administrator of Term SOFR).

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

2. Modification of Interest Rate. Notwithstanding anything to the contrary contained in Section 2 of the Acquisition Note, commencing October 1, 2024, interest on the principal balance of the Acquisition Loan for each Interest Period shall accrue at the applicable Interest Rate for such Interest Period in accordance with this Agreement. Interest shall be calculated on the Adjustment Date Interest calculation basis Act/360. If any payment under the Acquisition Note as modified by this Agreement shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall not be included in computing interest due for such payment. If any payment is in an amount less than the amount then due, Lender may, at its option, add the amount of any such deficiency to the outstanding principal balance hereof. Each determination of the Interest Rate by Lender shall be conclusive and binding on Borrower in the absence of manifest error.

3. Extension of Maturity Date. The Maturity Date is hereby extended to April 1, 2025. Notwithstanding anything to the contrary contained in the Acquisition Note, Borrower shall not have any right to further extend the Maturity Date and Section 3(c) of the Acquisition Note is null and void.

4. Monthly Payments of Principal and Interest. On October 1, 2024, Borrower shall pay principal and interest in accordance with Sections 3(a) and 3(b) of the Acquisition Note. Commencing November 1, 2024 and continuing on the first day of each Interest Period thereafter, Borrower shall pay (i) interest on the outstanding principal balance of the Acquisition Loan in arrears at the applicable Interest Rate and (ii) a principal payment in an amount equal to the principal component of the level monthly payment required to fully amortize the outstanding principal balance of the Acquisition Loan as of the commencement of such Interest Period over a period of 19 years minus the number of months elapsed since November 1, 2024, at the Interest Rate in effect for such Interest Period. On the Maturity Date, the entire unpaid principal amount of the Acquisition Loan, together with all accrued and unpaid interest thereon, shall be due and payable.

5. Prepayment. Notwithstanding anything to the contrary contained in the Acquisition Note, Borrower may prepay the Acquisition Loan in full or in part at any time without any prepayment premium, provided that (a) Borrower gives Lender at least two (2) Business Days’ written notice of such intent; (b) any partial prepayment shall not have the effect of postponing or reducing the amount of any future monthly payments due hereunder; (c) at the time of any prepayment, in whole or part, Borrower shall pay to Lender all unpaid interest accrued through and including the date of such prepayment and all other sums due hereunder and under the other Loan Documents; and (d) Borrower shall be responsible for the payment of all fees, costs and expenses incurred as the result of the termination of any interest rate swap or hedging agreement with Lender or other counterparty acceptable to Lender entered into in connection with the Acquisition Loan (individually and collectively, the “Hedging Contract”) or any portion thereof prior to maturity, such prepayment calculation and payment terms to be governed by the applicable Hedging Contract, and Borrower shall, at the time of prepayment (whether in whole or in part), pay to Lender all such fees, costs and expenses and other hedging obligations, including, without limitation, costs associated with bringing to market any obligations under any Hedging Contract between Borrower and Lender or agreements relating thereto that (in the reasonable determination of Lender) are required to be terminated as a result of any conversion, repayment or prepayment of the principal amount of the Acquisition Loan on a date other than the Rate Adjustment Date applicable thereto.

6. Representations and Warranties. Borrower represents and warrants to Lender that: (i) as of the date hereof, the outstanding principal balance of the Acquisition Note as of the date hereof is $7,280,756.36; (ii) such sum is due and owing with interest in accordance with the terms of the Acquisition Note, as amended hereby; and (iii) Borrower has no defenses, claims or offsets thereto.

7. Miscellaneous.

(a) Conflicts. If any of the provisions of this Agreement conflict with the provisions of the Acquisition Note, the provisions of this Agreement shall control.

(b) Ratification. Except as modified herein, the terms and conditions of the Acquisition Note remain in full force and effect. Without limiting the generality of the preceding sentence, except as modified herein, all rights and remedies of Lender under the Acquisition Note (including, without limitation, the warrant to confess judgment against Borrower contained Section 14 of the Acquisition Note), survive the making of this Agreement and shall continue in full force and effect.

(c) Governing Law; Binding Effect. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(d) Expenses. Borrower agrees to pay all of Lender’s fees incurred in connection with this Agreement, including, without limitation, reasonable attorneys’ fees.

(e) Captions. The captions contained herein are not a part of this Agreement; they are only for the convenience of the parties hereto and do not in any way modify, amplify or give full notice of any of the terms or conditions of this Agreement.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

BORROWER:

165 TOWNSHIP LINE ROAD OWNER LLC, a Delaware limited liability company

By:	165 TOWNSHIP LINE ROAD MEMBER LLC, a Delaware limited liability company, its sole member

By:	165 Township Line Road Managing Member, a Delaware limited liability company, its managing member

By:	JOSS Realty Partners B LLC, a Delaware limited liability company, its managing member

By:	/s/ Larry Botel
Larry Botel, Sole member

LENDER:

WILMINGTON SAVINGS FUND SOCIETY, FSB

By:	/s/ Paul F. Glanville
	Name:	Paul F. Glanville
	Title:	Senior Vice President

STATE OF NEW YORK	:
	:	SS
COUNTY OF NEW YORK	:

On the 24th day of October in the year 2024 before me, the undersigned, personally appeared Larry Botel, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the persons upon behalf of which the individual acted, executed the instrument.

/s/ Leslie Alwadish
Notary Public